Exhibit 3.1

RANGE RESOURCES CORPORATION

AMENDED AND RESTATED BY-LAWS

(As amended through May 15, 2016)

These By-laws are subject to, and governed by, the General Corporation Law of the State of Delaware (the “DGCL”), and the certificate of incorporation (as the same may be amended and restated from time to time, the “Certificate of Incorporation”) of Range Resources Corporation, a Delaware corporation (the “Corporation”). In the event of a direct conflict between the provisions of these By-laws and the mandatory provisions of the DGCL or the provisions of the Certificate of Incorporation, such conflicting provisions of the DGCL or the Certificate of Incorporation, as the case may be, will be controlling.

ARTICLE I

Offices

Section 1.1 Registered Office. The registered office of the Corporation in Delaware is located at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company. The registered office and registered agent of the Corporation may be changed from time to time in the manner provided by law.

Section 1.2 Other Offices. The Corporation’s principal office is in Fort Worth, Texas. The Corporation may have other offices at such other places, in or outside of Delaware, as the board of directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

Meetings of Stockholders

Section 2.1 Place of Meetings. The Board shall designate the place of meeting for the annual meeting (the “Annual Meeting”) of the stockholders of the Corporation (“Stockholders”) and for any special meeting (a “Special Meeting”) of the Stockholders and such place may be in or outside of Delaware. If no designation is made, the place of meeting shall be the principal office of the Corporation. In lieu of holding a meeting of Stockholders at a designated place the Board may, in its sole discretion, determine that any meeting of Stockholders may be held solely by means of remote communication in accordance with Section 2.6 of these By-laws.

Section 2.2 Annual Meeting. The Annual Meeting shall be held on the second to last Thursday in May of each year commencing at 9:00 a.m., or at such other date and time as the Board shall designate. The Annual Meeting shall be held for the purposes of electing directors of the Corporation (“Directors”) to succeed those Directors whose terms expire and transacting such other business as may properly be brought before the meeting.

Section 2.3 Special Meetings.

(a) Except as otherwise required by law or the Certificate of Incorporation, a Special Meeting for any proper purpose or purposes may be called only by (i) the Chairman of the Board, (ii) the Chief Executive Officer, (iii) the Lead Independent Director or (iv) the Corporation by or at the direction of the Board. In addition, a Special Meeting must be called by the Corporation upon the receipt of a request in writing signed by Stockholders holding not less than a majority in voting power of the stock of the Corporation issued and outstanding and entitled to vote on the matters for which such Special Meeting is called, which request shall state the nature of the proposed business to be conducted at the Special Meeting with reasonable particularity, including the exact text of any proposal to be presented for adoption (including the text of any resolutions proposed to be considered and, in the event that such proposed business includes amendment of these By-laws, the language of the proposed amendment(s)). The only matters that may be considered at a Special Meeting are those specified in the notice of such Special Meeting; provided, however, that nothing in these By-laws shall prohibit the Board from submitting matters to the Stockholders at any Special Meeting called by the Stockholders pursuant to this Section 2.3(a). Except in accordance with Section 2.3(a) of these By-laws and the procedures set forth in Section 2.3(b) of these By-laws, no Stockholder or Stockholders may call or require the Corporation to call a Special Meeting.

(b) Any Stockholder or Stockholders seeking to have the Corporation call a Special Meeting pursuant to Section 2.3(a) of these By-laws shall first be required to request in writing that the Board fix a record date for the purpose of determining the Stockholders entitled to request the Corporation to call such a Special Meeting, which request shall be delivered to the Secretary in accordance with Section 5.1 of these By-laws. Within ten days after receipt of a request in compliance with this Section 2.3(b) from any such Stockholder or Stockholders, the Board shall adopt a resolution fixing a record date for the purpose of determining Stockholders entitled to request the Corporation to call such Special Meeting, which date must be on or after the date upon which the Board adopts the resolution fixing such record date, and which date shall not be more than ten days after the date upon which the Board adopts the resolution fixing such record date. If no resolution fixing a record date is adopted by the Board within such ten day period after the receipt of such a request, the record date shall be the twentieth day after the date on which such request is received.

(c) If none of the Stockholders who submitted the request for a Special Meeting appears or sends a qualified representative to present the matters for consideration that were specified in the request for Special Meeting, the Corporation need not present such matters for a vote at such meeting. To be considered a qualified representative of a Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the Special Meeting and such person must produce such writing or electronic transmission, or a reliable copy of such writing or electronic transmission, at the Special Meeting.

Section 2.4 Notice of Meeting. Unless otherwise provided by law, the Certificate of Incorporation or these By-laws, notice of any Annual Meeting or Special Meeting, stating the date, time, place, if any, the means of remote communication, if any, by which Stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the Stockholders entitled to vote at the meeting (if such date is different from the record date for determining the Stockholders entitled to notice of the meeting) and, in the case of a Special Meeting, the purpose or purposes for which such Special Meeting is called, shall be mailed to or otherwise given in accordance with Section 5.1 of these By-laws to each Stockholder entitled to vote at such meeting at least ten days but not more than sixty days before the date of the meeting. Notice of any meeting of Stockholders shall not be required to be given to any Stockholder who (i) attends such meeting in person or by proxy and (ii) does not, at the beginning of such meeting, object to the transaction of any business because the meeting is not lawfully called or convened, or any Stockholder who, either before or after the meeting, submits a waiver of notice. The Board may cancel, postpone or reschedule any previously scheduled Annual Meeting or any previously scheduled Special Meeting called in accordance with the first sentence of Section 2.3(a) of these By-laws.

Section 2.5 Quorum: Adjournment. Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, the holders of a majority in voting power of the stock of the Corporation issued and outstanding and entitled to vote at a meeting of Stockholders, present in person or represented by proxy, shall constitute a quorum at such meeting of Stockholders. The chairman of a meeting of Stockholders or holders of a majority in voting power of the stock of the Corporation issued and outstanding and entitled to vote at a meeting of Stockholders who are present, in person or by proxy, at such meeting of Stockholders may adjourn such meeting of Stockholders or any adjournment thereof, from time to time, whether or not there is a quorum. No notice of the date, time and place, if any, of adjourned meetings of Stockholders need be given if the date, time and place, if any, and the means of remote communication, if any, by which the Stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting of Stockholders at which adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty days after the date for which notice was originally given, notice of the date, time and place, if any, and the means of remote communication, if any, of the adjourned meeting by which Stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given in conformity with these By-laws. If, after the adjournment, a new record date for determination of Stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining Stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Stockholders entitled to vote at the meeting, and shall give notice of the adjourned meeting to each Stockholder of record as of the record date fixed for notice of such adjourned meeting. At any adjourned meeting at which a quorum is present, in person or by proxy, any business may be transacted which may have been transacted at the original meeting had a quorum been present, in person or by proxy. Stockholders present at a duly convened meeting of Stockholders at which a quorum is present when such meeting of Stockholders convenes may continue to transact business until adjournment, notwithstanding the subsequent withdrawal of sufficient Stockholders or proxyholders to reduce the total number of voting shares below the number of shares required for a quorum.

Section 2.6 Meetings by Remote Communication. If authorized by the Board, and subject to any guidelines and procedures that the Board may adopt, Stockholders and proxyholders not physically present at a meeting of Stockholders may, by means of remote communication, participate in any meeting of Stockholders and be deemed present in person by proxy and vote at such meeting, whether the meeting is to be held in a designated place or solely by means of remote communication, provided that (a) the Corporation implements reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a Stockholder or proxyholder, (b) the Corporation implements reasonable measures to provide Stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Stockholders, including the opportunity to read or hear the proceedings in the meeting substantially concurrently with such proceedings, and (c) if the Stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of the vote or other action is maintained by the Corporation.

Section 2.7 Voting. When a quorum is present at any meeting of Stockholders, any matter, other than election of Directors, brought before such meeting shall be decided by the vote of the holders of a majority in voting power of the stock of the Corporation issued and outstanding and entitled to vote thereon present in person or represented by proxy, unless express provision of law, the Certificate of Incorporation, these By-laws or the rules and regulations of any stock exchange applicable to the Corporation require a different vote on such question, in which case such express provision shall govern and control the decision of such question. Every Stockholder having the right to vote shall be entitled to vote in person or by proxy. Unless otherwise provided in the Certificate of Incorporation, every Stockholder shall have one vote for each share having voting power registered in the Stockholder’s name on the books of the Corporation. Each proxy shall be revocable unless expressly provided to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power or unless otherwise made irrevocable by law.

Section 2.8 Voting of Stock of Certain Holders. A Stockholder whose shares are pledged shall be entitled to vote such shares, unless in the transfer by the pledgor on the books of the Corporation, such Stockholder has expressly empowered the pledgee to vote such shares, in which case only the pledgee, or the pledgee’s proxy, may represent such shares and vote such shares.

Section 2.9 Treasury Stock. The Corporation shall not vote, directly or indirectly, shares of its own stock owned by it; and such shares shall not be counted in determining the total number of outstanding shares.

Section 2.10 Fixing Record Date.

(a) So that the Corporation may determine the Stockholders entitled to notice of any meeting of Stockholders or any adjournment thereof, the Board may fix a record date, which record date shall be on or after the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the Stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining Stockholders entitled to notice of or to vote at a meeting of Stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjourned meeting; provided, however, that the Board may fix a new record date for determination of Stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for Stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Stockholders entitled to vote at the adjourned meeting.

(b) So that the Corporation may determine the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which shall not be more than sixty days prior to such other action. If no such record date is fixed by the Board, the record date for determining Stockholders for any such purpose shall be the day on which the Board adopts the resolution relating to such other action.

Section 2.11 Notice of Stockholder Business at Annual Meeting.

(a) At an Annual Meeting, only such business shall be conducted as shall have been brought before the meeting (i) by the Corporation and specified in the notice of meeting given by or at the direction of the Board, (ii) by or at the direction of the Board or (iii) by any Stockholder who (x) was a Stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is brought, only if such beneficial owner was the beneficial owner of stock of the Corporation) both at the time of giving of notice provided for in this Section 2.11 and at the time of the meeting, (y) is entitled to vote at such meeting and (z) (A) complies with the notice procedures set forth in paragraph (b)

of this Section 2.11 and (B) provides any updates or supplements to such notice at the times and in the manner required by paragraph (e) of this Section 2.11. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (as amended and inclusive of such rules and regulations, the “Exchange Act”) and included in the notice of meeting given by or at the direction of the Board, the manner prescribed by the foregoing clause (iii) shall be the exclusive means for a Stockholder to propose business to be brought before an Annual Meeting. Stockholders seeking to nominate persons for election to the Board must comply with Sections 3.4 or 3.5 of these By-laws, and this Section 2.11 shall not be applicable to nominations except as expressly provided in Section 3.4 or 3.5 of these By-laws.

(b) Without qualification, for business to be properly brought before an Annual Meeting by a Stockholder pursuant to clause (iii) of paragraph (a) of this Section 2.11, the Stockholder must provide timely notice thereof in writing and in proper form to the Secretary at the Corporation’s principal office and such proposed business must constitute a proper matter for stockholder action. To be timely, a Stockholder’s notice must be received by the Secretary at the Corporation’s principal office not earlier than the close of business on the one hundred and twentieth day and not later than the close of business on the ninetieth day before the first anniversary of the date of the previous year’s Annual Meeting; provided, however, if the Corporation did not hold an Annual Meeting the previous year, or if the date of the current year’s Annual Meeting is more than thirty days before or more than sixty days after such anniversary date, notice by the Stockholder to be timely must be so received no earlier than the close of business on the one hundred and twentieth day prior to the date of such Annual Meeting and not later than the close of business on the later of the ninetieth day prior to the date of such Annual Meeting, or if the first public announcement (as defined in Section 2.15(c) of these By-laws below) of the date of such Annual Meeting is less than one hundred days prior to the date of such Annual Meeting, not later than the close of business on the tenth day following the day on which the public announcement of the date of such Annual Meeting is first made by the Corporation. In no event shall the adjournment or postponement of an Annual Meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a Stockholder’s notice described above. To be in proper form for purposes of this Section 2.11(b), such notice must set forth, as to each Proposing Person (as defined in Section 2.15(a) of these By-laws below):

(i) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption (including the text of any resolutions proposed to be considered and, in the event that such proposed business includes amendment of these By-laws, the language of the proposed amendments), and the reasons for conducting that business at the Annual Meeting;

(ii) any interest of such Proposing Person in the proposed business and a description of all agreements, arrangements and understandings between such Proposing Person and any other person or persons (including their names) in connection with the proposal of such business by such Proposing Person;

(iii) the name and address of such Proposing Person (including, if applicable, the name and address as they appear on the Corporation’s books);

(iv) the class or series, if any, and number of shares of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person;

(v) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of stock of the Corporation or with a value derived in whole or in part from the value of any class or series of stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of the Corporation or otherwise, directly or indirectly, owned beneficially by such Proposing Person;

(vi) any transaction in, or arrangement, agreement or understanding (a “Transaction”) with respect to, the instruments and rights set forth in Section 2.1 l(b)(v) of these By-laws;

(vii) any Transaction (including any short position or any borrowing or lending of shares) that included or includes an opportunity for a Proposing Person, directly or indirectly, to profit or share in any profit derived from any increase or decrease in the value of any security of the Corporation other than by reason of being a Stockholder;

(viii) any Transaction to mitigate any loss or manage any risk associated with any increase or decrease in the value of any security of the Corporation;

(ix) any Transaction to increase or decrease the number of securities of the Corporation which such Proposing Person was, is or will be entitled to vote; in the cases of subparagraphs (vi)-(ix) of this Section 2.11(b) , whether or not such Transaction is subject to settlement in any security of the Corporation or otherwise (the instruments, rights and Transactions set forth in subparagraphs(v)-(ix) of this Section 2.11 (b) each a “Derivative Instrument”);

(x) any proxy, contract, arrangement, understanding or relationship, whether written or oral, pursuant to which such Proposing Person has a right to vote any shares of any security of the Corporation;

(xi) any rights to dividends on the shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation;

(xii) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Proposing Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

(xiii) any fees (other than an asset-based fee) that such Proposing Person is entitled to be paid or receive based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments;

(xiv) any arrangements, rights or other interests described in subparagraphs (v)-(xiii) of this Section 2.11(b) held by any members of such Proposing Person’s immediate family sharing the same household;

(xv) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of Directors in a contested election pursuant to Section 14 of the Exchange Act; and

(xvi) a representation as to whether the Proposing Person intends, or is part of a group that intends, to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding stock required to approve or adopt the proposal or (2) otherwise solicit proxies or votes from Stockholders in support of such proposal.

Such information shall be provided as of the date of the notice; provided, however, that the information required by subparagraphs(iv)-(ix)) and (xi-xiv) of this Section 2.11(b) shall also be provided for the previous twelve month period and shall include the date of the transactions, the class, series, if any, and number of securities involved, the material economic terms and investment intent of the transactions and all other information that such Proposing Person would be required to report pursuant to Section 16 of the Exchange Act if such person were a Director or the beneficial owner of more than ten percent of the shares of the Corporation at the time of the transactions.

(c) Notwithstanding anything in these By-laws to the contrary, no business shall be conducted at an Annual Meeting except in accordance with this Section 2.11. The chairman of an Annual Meeting shall, if the facts warrant, determine that business was not properly brought before the meeting and in accordance with the procedures prescribed by these By-laws, and if the chairman should so determine, the chairman shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(d) In addition to the requirements of this Section 2.11 with respect to any business proposed to be brought before an Annual Meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.11 shall be deemed to affect any rights of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Notwithstanding the foregoing provisions of this Section 2.11, unless otherwise required by law, if the Proposing Person (or a qualified representative of the Proposing Person) does not appear at the Annual Meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. To be considered a qualified representative of a Proposing Person, a person must be a duly authorized officer, manager or partner of such Proposing Person or must be authorized by a writing executed by such Proposing Person or an electronic transmission delivered by such Proposing Person to act for such Proposing Person as proxy at the meeting of Stockholders and such person must produce such writing or electronic transmission, or a reliable copy of such writing or electronic transmission, at the Annual Meeting.

(e) A Stockholder providing notice of business proposed to be brought before an Annual Meeting shall update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.11 is true and correct as of the record date for determining the Stockholders entitled to notice of the meeting and as of the date that is ten business days prior to the meeting or any meeting following an adjournment or postponement, and such update and supplement shall be received by the Secretary at the Corporation’s principal office not later than five business days after the record date for determining the Stockholders entitled to notice of the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting, if practicable (or, if not practicable, on the earliest practicable date prior to such meeting), or any meeting following an adjournment or postponement (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any meeting following an adjournment or postponement).

Section 2.12 Conduct of Meeting. The Chairman of the Board, if such office has been filled, and, if not or if the Chairman of the Board is absent or otherwise unable to act, the Vice Chairman of the Board if such office has been filled, and, if not or if the Vice Chairman of the Board is absent or otherwise unable to act, the Lead Independent Director and, if not or if the Lead Independent Director of the Board is absent or otherwise unable to act, the Chief Executive Officer, shall preside at all meetings of Stockholders as the chairman of the meeting. The Secretary shall keep the records of each meeting of Stockholders. In the absence or inability of the Chief Executive Officer or Secretary to act, such person’s duties shall be performed by an officer given the authority to act for such absent or non-acting person by the Board at the meeting.

Section 2.13 Certain Rules of Procedure Relating to Stockholder Meetings. All meetings of Stockholders shall be governed in accordance with the rules in this Section 2.13. The chairman of the meeting shall preside over and conduct the meeting, and all questions of procedure or conduct of the meeting shall be decided solely by the chairman of the meeting. The chairman of the meeting shall have all power and authority vested in a presiding officer by law or practice to conduct an orderly meeting. Among other things, the chairman of the meeting shall have the power to determine the order of business, adjourn or recess the meeting, silence or expel persons to ensure the orderly conduct of the meeting, declare motions or persons out of order, prescribe rules of conduct and an agenda for the meeting, impose reasonable time limits on questions and remarks by any Stockholder, limit the number of questions a Stockholder may ask, limit the nature of questions and comments to one subject matter at a time as dictated by any agenda for the meeting, limit the number of speakers or persons addressing the chairman or the meeting, determine when the polls shall be opened and closed, limit the number of proxies a Stockholder may name and limit the attendance at the meeting to Stockholders of record, beneficial owners of stock who present letters from the record holders confirming their status as beneficial owners and the proxies of such record and beneficial holders.

Section 2.14 Written Consent in Lieu of Meeting.

(a) Any action required or permitted to be taken at an Annual Meeting or Special Meeting may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken shall be signed by holders of record on the record date (established as provided below) of the stock of the Corporation issued and outstanding and entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Every written consent shall bear the date of the signature of each Stockholder who signs the consent, and no written consent shall be effective to take any action unless, within sixty days of the earliest dated consent, written consents signed by a sufficient number of Stockholders to take such action are delivered to the Corporation as provided in Section 5.1 of these By-laws. Only Stockholders that are Stockholders of record on the record date shall be entitled to consent to action in writing without a meeting, notwithstanding any transfer of any shares on the stock ledger of the Corporation after such record date.

(b) Without qualification, any Stockholder of record seeking to have the Stockholders authorize or take any action by written consent without a meeting shall first be required to request in writing that the Board fix a record date for the purpose of determining the Stockholders entitled to take such action, which request shall be delivered in writing to the Secretary at the Corporation’s principal office. Within ten days after receipt of a request in compliance with this Section

2.14, the Board shall adopt a resolution fixing a record date for the purpose of determining the Stockholders entitled to authorize or take such action by written consent, which date shall be on or after the date upon which the Board adopts a resolution fixing such record date, and which date shall not be more than ten days after the date upon which the Board adopts the resolution fixing such record date. If no resolution fixing a record date has been adopted by the Board within such ten day period after the date on which such a request is received, (1) the record date for determining Stockholders entitled to authorize or take any action by written consent, when no prior action of the Board is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is received by the Secretary in accordance with Section 5.1 of these By-laws and (2) the record date for determining Stockholders entitled to authorize or take any action by written consent, when prior action by the Board is required by applicable law, shall be the date on which the Board adopts the resolution taking such prior action.

(c) No action by written consent without a meeting shall be effective until such date as the Secretary, such other officer of the Corporation as designated by the Board or inspectors of election appointed by the Board, as applicable, completes a review, determines that the consents delivered to the Corporation in accordance with this Section 2.14 represent not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and certifies such determination to the Board for entry in the records of the Corporation .

(d) Except as provided by law, no action may be authorized or taken by the Stockholders by written consent except in accordance with this Section 2.14. If the Board shall determine that any request to fix a record date or to take Stockholder action by written consent was not properly made in accordance with the provisions of this Section 2.14, or the Stockholder or Stockholders seeking to authorize or take such action do not otherwise comply with the provisions of this Section 2.14, then the Board shall not be required to fix a record date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law.

Section 2.15 Definitions for Purposes of Articles II and III.

(a) For purposes of this Article II and Article III of these By-laws, the term “Proposing Person” means (i) the Stockholder providing the notice of business proposed to be brought before a meeting pursuant to Section 2.11(b) of these By-laws or the notice of nomination of a person for election to the Board pursuant to Section 3.4(b) of these By-laws, (ii) the beneficial owner or beneficial owners of shares of the Corporation, if different, on whose behalf such notice of is made, (iii) any affiliate or associate of such Stockholder or beneficial owner (for purposes of these By-laws, each within the meaning of Rule 12b-2 under the Exchange Act) and (iv) any other person with whom such Stockholder or beneficial owner (or any of their respective affiliates or associates) is Acting in Concert (as defined in Section 2.15(b) of these By-laws below).

(b) For purposes of this Article II, a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Corporation in parallel with, such other person where (i) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (ii) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be

Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any other person who is also Acting in Concert with such other person. Members of a “group” as used in Section 13(d) of the Exchange Act that are required to file under Section 13(d) with respect to the Corporation shall be deemed to be Acting in Concert under these By-laws.

(c) For purposes of Article II and Article III of these By-laws, the term “public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(d) For purposes of Article III of these By-laws, the term “Proposed Nominee Associated Person” means with respect to a Proposed Nominee (as defined in Section 3.4(b) of these By-laws below) (i) any person Acting in Concert with the Proposed Nominee, (ii) any beneficial owner of shares of the Corporation owned of record or beneficially by such Proposed Nominee and (iii) any person controlling, controlled by or under common control with such Proposed Nominee or another Proposed Nominee Associated Person.

ARTICLE III

Board of Directors

Section 3.1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all the powers of the Corporation and do all such lawful acts and things which are not directed or required to be exercised or done by the Stockholders by law or the Certificate of Incorporation.

Section 3.2 Number. Election and Term. The number of Directors which shall constitute the whole Board shall be at least three and not more than fifteen. The number of Directors shall, from time to time, be fixed and determined by the Board. Except as otherwise provided by the Certificate of Incorporation, these By-laws or the rules or regulations of any stock exchange applicable to the Corporation, each Director shall be elected by the vote of the majority of the votes cast with respect to that Director’s election at any meeting for the election of Directors at which a quorum is present, provided that if the Board determines that the number of nominees exceeds the number of Directors to be elected at such meeting (a “Contested Election”) and the Board has not rescinded such determination by ten days prior to the record date for determining the Stockholders entitled to receive notice of the meeting, then the Directors shall be elected by a vote of a plurality of the votes cast by the holders of stock of the Corporation present in person or represented by proxy and entitled to vote on the election of Directors. For purposes of Article III of these By-laws, a majority of the votes cast means the number of votes cast “for” a Director’s election exceeds the number of votes cast “against” that Director’s election. The following shall not be counted as votes cast either “for” or “against” a Director’s election (i) a share whose ballot is marked as withheld, (ii) a share otherwise present at the meeting but for which there is an abstention or (iii) a share otherwise present at the meeting as to which a Stockholder gives no authority or direction, including a “broker non-vote.” Each Director elected shall hold office until the Director’s successor is duly elected and qualified or until the Director’s earlier death, resignation or removal. Directors need not be residents of Delaware or Stockholders.

Section 3.3 Chairman, Vice Chairman and Lead Independent Director of the Board. The Chairman of the Board shall be elected by the Board from among the Directors. The Chairman of the Board shall preside at all meetings of the Board. The Chairman of the Board shall formulate and submit to the Board matters of general policy for the Corporation and shall perform such other duties as usually appertain to the office or may be designated by the Board. The Chairman may be the same person designated by the Board as the Chief Executive Officer of the Corporation if the Chief Executive Officer is elected as a Director and, in that event, shall have the duties and powers of the Chief Executive Officer as provided in these By-laws. The Board may create the office of Vice Chairman of the Board, in which case the Vice Chairman shall be elected by the Board from among the Directors. If such office is created, in the absence of the Chairman, the Vice Chairman shall preside at all meetings of the Board and shall have such other duties and powers as determined by the resolution creating such office. If the Chairman is the same person designated by the Board as the Chief Executive Officer of the Corporation, the Board may elect a Lead Independent Director. If such office is created, in the absence of the Chairman or in meetings of the non-management Directors, the Lead Independent Director shall preside at such meetings of the Board and shall have such other duties and powers as determined by the resolution creating such office. The Chairman of the Board, any Vice Chairman of the Board and any Lead Independent Director shall serve in such capacity until a successor is duly elected and qualified, until such office is no longer in existence as set forth in these By-laws or as otherwise determined by the Board, until such person’s earlier death, resignation or removal or until such person shall cease to be a Director.

Section 3.4 Nomination of Director Candidates.

(a) Nominations of any person for election to the Board at an Annual Meeting or Special Meeting called for such purpose shall be made (i) by or at the direction of the Board, (ii) by any Stockholder who (x) was a Stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of the shares of the Corporation) both at the time of giving of notice provided for in this Section 3.4 and at the time of the meeting, (y) is entitled to vote for the election of the person so nominated and (z) (A) complies with the notice procedures set forth in paragraph (b) of this Section 3.4 and (B) provides any updates or supplements to such notice at the times and in the forms required by paragraph (d) of this Section 3.4 or (iii) in accordance with Section 3.5 of these By-laws. The foregoing clauses (ii) and (iii) shall be the exclusive means for a Stockholder to make a nomination of a person for election to the Board.

(b) Nominations by Stockholders of any person for election to the Board pursuant to clause (ii) of this Section 3.4 shall be made pursuant to timely notice in writing and in proper form to the Secretary at the Corporation’s principal office. To be timely, a Stockholder’s notice must be received by the Secretary at the Corporation’s principal office (i) in the case of an Annual Meeting, not earlier than the close of business on the one hundred and twentieth day and not later than the close of business on the ninetieth day before the first anniversary of the date of the previous year’s Annual Meeting; provided, however, if the Corporation did not hold an Annual Meeting the previous year, or if the date of the current year’s Annual Meeting is more than thirty days before or more than sixty days after such anniversary date, notice by the Stockholder to be timely must be so received not earlier than the close of business on the one hundred and twentieth day prior to the date of such Annual Meeting and not later than the close of business on the later of the ninetieth day prior to the date of such Annual Meeting, or if the first public announcement of the date of such Annual Meeting is less than one hundred days prior to the date of such Annual Meeting, not later than the close of business on the tenth day following the day on which the public announcement of the date of such Annual Meeting is first made by the Corporation and (ii) in the case of a Special Meeting at which Directors are to be elected, not later than the close of business on the tenth day following the day on which the public announcement of the date of such Special Meeting is first made by the Corporation. In no event shall the adjournment or postponement of an

Annual Meeting or Special Meeting or the announcement of the adjournment or postponement thereof commence a new time period (or extend any time period) for the giving of a Stockholder’s notice described above. To be in proper form, such notice must (x) with respect to each nominee for election or reelection as a Director (a “Proposed Nominee”), include a completed and signed questionnaire, Director Representation and Agreement (as defined in Section 3.4(e) of these By-laws) and letter of resignation required by Section 3.4(e) of these By-laws, (y) set forth as to each Proposing Person the information required by Sections 2.11(b) (other than Sections 2.11(b)(i) and (ii)) of these By-laws and (z) set forth as to each Proposing Person, Proposed Nominee and any Proposed Nominee Associated Person of each such Proposed Nominee the applicable information set forth below:

(i) the name, age, business address and residence address of each Proposed Nominee and any Proposed Nominee Associated Person;

(ii) as to each Proposed Nominee and any Proposed Nominee Associated Person, the information that would be required by Section 2.11(b) (other than Sections 2.1 l(b)(i)-(iii) and (xv)) of these By-laws if such person were a Proposing Person with respect to any matter covered by Section 2.11(b) of these By-laws;

(iii) any interest of any Proposing Person in the nomination or nominations and a description of all arrangements or understandings, whether written or oral, between any Proposing Person, on the one hand, and a Proposed Nominee, Proposed Nominee Associated Person or any other person or persons (naming such person or persons), on the other hand, pursuant to which the nomination or nominations are to be made by the Proposing Person;

(iv) to the extent known by any Proposing Person, the name and address of any other Stockholder who owns, beneficially or of record, any stock of the Corporation and who supports any nominee proposed by such Stockholder;

(v) all other information relating to any such Proposed Nominee, Proposed Nominee Associated Person and any Proposing Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors in a contested election pursuant to Section 14 of the Exchange Act (including, if applicable, such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and

(vi) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Proposing Person, on the one hand, and each Proposed Nominee and Proposed Nominee Associated Person, on the other hand, including, without limitation all biographical and related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws if the Stockholder making the nomination or any Proposing Person were the “registrant” for purposes of such rule and the Proposed Nominee and Proposed Nominee Associated Person were a Director or executive officer of such registrant.

The Board may require any Proposed Nominee to furnish such information (i) as may be reasonably required by the Board to determine the eligibility of such Proposed Nominee to serve as an independent Director of the Corporation or (ii) that could be material to a reasonable Stockholder’s understanding of the independence or lack of independence of such Proposed Nominee.

(c) No person shall be eligible to serve as a Director unless nominated in accordance with the procedures set forth in this Section 3.4 or Section 3.5 of these By-laws. The purported election of any Director in violation of these By-laws shall be void and of no force or effect. The chairman of the Annual Meeting or Special Meeting shall, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this Section 3.4, and if the chairman of the meeting should so determine, the chairman shall so declare to the meeting and the defective nomination and any votes in support of such shall be disregarded. In addition to the requirements of this Section 3.4 with respect to the nomination of any person for election to the Board by any Stockholder, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nomination. Notwithstanding the foregoing provisions of this Section 3.4, unless otherwise required by law, if the Proposing Person (or a qualified representative of the Proposing Person meeting the requirements of Section 2.3(c) of these By-laws) does not appear at the meeting of Stockholders to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(d) A Stockholder providing notice of any nomination of any person for election to the Board to be made at any meeting shall update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 3.4 is true and correct as of the record date for determining Stockholders entitled to notice of the meeting and as of the date that is ten business days prior to the meeting or any meeting following an adjournment or postponement, and such update and supplement shall be received by the Secretary at the Corporation’s principal office not later than five business days after the record date for determining Stockholders entitled to notice of the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting if practicable (or, if not practicable, on the earliest practical date prior to such meeting), or any meeting following an adjournment or postponement (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any meeting following an adjournment or postponement).

(e) Each Director and nominee for Director (including Proposed Nominees) must deliver to the Secretary at the Corporation’s principal office (i) a written questionnaire, in the form provided by the Secretary on written request, with respect to the background and qualifications of such person and of any other person or entity on whose behalf the nomination is being made, (ii) a written representation and agreement, in the form provided by the Secretary upon written request (a “Director Representation and Agreement”), that such person (A) is not, if serving as a Director, and will not be, while serving as a Director, a party to any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity (1) as to how such person will act or vote on any issue or question to be considered by the Board or (2) that could limit or interfere with such person’s fiduciary duties as a Director under applicable law while serving as a Director that, in the case of this clause (2), has not been disclosed in the Director Representation and Agreement, (B) is not and will not be, while serving as a Director, a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed in the Director Representation and Agreement, (C) is, if serving as a Director, or would be if elected as a Director, and will be, while serving as a Director, in compliance with all applicable corporate governance, conflict of interest, confidentiality, securities ownership and trading policies and guidelines of the Corporation and any other policies applicable to Directors and (D) irrevocably submits a resignation as a Director, if serving, or if elected, as a Director, effective upon a finding by a court of competent jurisdiction that such person has breached such Director Representation and Agreement and (iii) a written letter, in the form provided by the Secretary upon written request, pursuant to which such person irrevocably submits such person’s resignation as a Director, if serving, or if elected, as a Director, effective upon (A) such person’s failure to receive a majority of the votes cast in an election which is not a Contested Election and (B) acceptance of that resignation by the Board in accordance with the following sentence of this Section 3.4(e). In the event an incumbent Director fails to receive a majority of the votes cast in an election that is not a Contested Election, the Governance and Nominating Committee, or such other committee designated by the Board pursuant to these By-laws, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent Director, or whether other action should be taken. The Board shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within ninety days following certification of the election results. The committee in making its recommendation and the Board in making its decision may consider any factors or other information considered appropriate and relevant by the committee or the Board.

(f) If the Board accepts a Director’s irrevocable resignation pursuant to Section 3.4(e) of these By-laws then the Board may fill the resulting vacancy in accordance with the provisions of these By-laws.

Section 3.5 Proxy Access.

(a) Whenever the Board of Directors solicits proxies for the election of directors at an Annual Meeting, in addition to any persons nominated for election by or at the direction of the Board of Directors (or any duly authorized committee), subject to satisfaction of the provisions of this Section 3.5, the Corporation shall include in its proxy statement for such Annual Meeting the name, together with the Required Information (as defined below), of any person nominated for election (the “Stockholder Nominee”) to the Board of Directors by a stockholder or group of no more than twenty stockholders that satisfies the requirements of this Section 3.5 (such stockholder or group of stockholders, the “Eligible Stockholder”) that expressly elects at the time of providing the notice required by this Section 3.5 to have such nominee included in the Corporation’s proxy materials pursuant to this Section 3.5. For determining the number of “stockholders” for purposes of determining the size of a group, any two (2) or more funds that are part of the same Related Fund Group (as defined in paragraph (d) of this Section 3.5) shall count as a single stockholder. The “Required Information” the Corporation shall include in its proxy statement is (i) the information provided to the Secretary of the Corporation concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and (ii) if the Eligible Stockholder so elects, a Supporting Statement (as defined in paragraph h of this Section 3.5). The name of any Stockholder Nominee included in the Corporation’s proxy statement for an Annual Meeting shall also be set forth on the form of proxy and any ballot distributed by the Corporation in connection with such Annual Meeting.

(b) In addition to any other applicable requirements, for a Stockholder Nominee to be eligible for inclusion in the Corporation’s proxy materials pursuant to this Section 3.5, the Eligible Stockholder must give timely notice of such nomination (the “Notice of Proxy Access Nomination”) in proper written form to the Secretary. To be timely, the Notice of Proxy Access Nomination must be received by the Secretary at the Corporation’s principal office not earlier than the close of business on the one hundred and fiftieth day and not later than the close of business on the one hundred and twentieth day before the first anniversary of the date that the Corporation first distributed its proxy statement to stockholders for the previous year’s Annual Meeting. In no event shall the adjournment or postponement of an Annual Meeting or the announcement thereof commence a new time period (or extend any time period) for giving of a Notice of Proxy Access Nomination pursuant to this Section 3.5.

(c) The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an Annual Meeting shall not exceed the greater of (i) two and (ii) twenty percent of the number of Directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 3.5 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below twenty percent (such number, as determined as set forth in this Section 3.5(c), the “Permitted Number”). In the event that one or more vacancies for any reason occurs on the Board of Directors after the Final Proxy Access Nomination Date but before the date of the Annual Meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of Directors in office as so reduced. In addition, the Permitted Number shall be reduced by (x) the number of individuals who will be included in the Corporation’s proxy materials as nominees unopposed by the Corporation pursuant to an agreement, arrangement or other understanding with a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of stock from the Corporation by such stockholder or group of stockholders) and (y) the number of Directors in office as of the Final Proxy Access Nomination Date who were included in the Corporation’s proxy materials as Stockholder Nominees for any of the two preceding Annual Meetings (including any persons counted as Stockholder Nominees pursuant to clause (B) of the next sentence) and whom the Board of Directors decides to nominate for re-election to the Board of Directors. For purposes of determining when the Permitted Number has been reached, each of the following persons shall be counted as one of the Stockholder Nominees: (A) any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 3.5 whose nomination is subsequently withdrawn and (B) any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 3.5 whom the Board of Directors decides to nominate for election to the Board of Directors. Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 3.5 shall rank such Stockholder Nominees based on the order in which the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials in the event that the total number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 3.5 exceeds the Permitted Number. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 3.5 exceeds the Permitted Number, the highest ranking Stockholder Nominee who meets the requirements of this Section 3.5 from each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of common stock of the Corporation each Eligible Stockholder properly disclosed as owned in its Notice of Proxy Access Nomination (as determined by the Corporation). If the Permitted Number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 3.5 from each Eligible Stockholder has been selected, then the next highest ranking Stockholder Nominee who meets the requirements of this Section 3.5 from each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials, and this process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(d) To make a nomination pursuant to this Section 3.5, an Eligible Stockholder must have owned (as defined below) at least three percent of the Corporation’s outstanding common stock (the “Required Shares”) continuously for at least three years (the “Minimum Holding Period”) as of both the date the Notice of Proxy Access Nomination is received by the Secretary in accordance with this Section 3.5 and the record date for the determination of stockholders entitled to notice of and to vote at the

Annual Meeting, and must continue to own the Required Shares through the date of the Annual Meeting. An Eligible Stockholder shall be deemed to “own” only those outstanding shares of common stock of the Corporation as to which the stockholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such stockholder or any of its affiliates for any purpose or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or affiliate, but not including any hedging across a broad multi-industry investment portfolio solely with respect to currency risk, interest-rate risk or, using a broad multi-industry index-based hedge, equity risk. A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which (i) the stockholder has loaned such shares, provided that the stockholder has the power to recall such loaned shares on ten business days’ notice and includes in its Notice of Proxy Access Nomination an agreement that it (A) will promptly recall such loaned shares upon being notified that any of its Stockholder Nominees will be included in the Corporation’s proxy materials and (B) will continue to hold such recalled shares through the date of the Annual Meeting or (ii) the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. For purposes of this Section 3.5, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the rules and regulations under the Exchange Act. For purposes of this Section 3.5, the term “Related Fund Group” means two or more collective investment funds that hold themselves out to investors as related funds for purposes of investment and investor services or are sponsored by the same entity or group of entities. For the avoidance of doubt, no shares may be attributed as owned by more than one person constituting an Eligible Stockholder under this Section 3.5, and no person may be a member of more than one group of persons constituting an Eligible Stockholder under this Section 3.5. An Eligible Stockholder shall include in its Notice of Proxy Access Nomination the number of shares it is deemed to own for the purposes of this Section 3.5.

(e) To be in proper written form for purposes of this Section 3.5, the Notice of Proxy Access Nomination must include or be accompanied by the following:

(i) a written statement signed by the Eligible Stockholder certifying as to the number of shares it owns and has owned continuously during the Minimum Holding Period and the Eligible Stockholder’s agreement to provide, within five business days following the later of the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or the date notice of the record date is first publicly disclosed, a written statement by the Eligible Stockholder certifying as to the number of shares it owns and has continuously owned through the record date;

(ii) one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is received by the Secretary, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide, within five business days following the later of the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or the date notice of the record date is first publicly disclosed, one or more written statements from the record holder and such intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date;

(iii) a copy of the Schedule 14N that has been or is concurrently being filed with the United States Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;

(iv) the information, representation and agreement and letter of resignation that would be required to be set forth in a stockholder’s notice of a nomination pursuant to Section 3.4 of these By-laws (including, but not limited to, the written consent of each Stockholder Nominee to being named in the proxy statement as a nominee and to serving as a Director if elected and the completed and signed questionnaire, representation and agreement and letter of resignation identified in Section 3.4 of these By-laws);

(v) a representation and agreement that the Eligible Stockholder (A) will continue to hold the Required Shares through the date of the Annual Meeting, (B) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent, (C) has not nominated and will not nominate for election to the Board of Directors at the Annual Meeting any person other than the Stockholder Nominee(s) it is nominating pursuant to the Notice of Proxy Access Nomination, (D) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the Annual Meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (E) has not distributed and will not distribute to any stockholder of the Corporation any form of proxy for the Annual Meeting other than the form distributed by the Corporation, (F) has complied and will comply with all laws and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the Annual Meeting and (G) has provided and will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(vi) a representation as to the Eligible Stockholder’s intentions with respect to continuing to own the Required Shares for at least one year following the Annual Meeting;

(vii) an agreement in a form satisfactory to the Corporation that the Eligible Stockholder (A) assumes all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation, (B) will indemnify and hold harmless the Corporation and each of its Directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 3.5 and (C) will file with the Securities and Exchange Commission any solicitation or other communication with the stockholders of the Corporation relating to the Annual Meeting at which its Stockholder Nominee(s) will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act;

(viii) in the case of a nomination by a group of stockholders together constituting an Eligible Stockholder, the designation by all group members of one member of the group that is authorized to receive communications, notices and inquiries from the Corporation and to act on behalf of all members of the group with respect to all matters relating to the nomination under this Section 3.5 (including withdrawal of the nomination); and

(ix) in the case of a nomination by a group of stockholders together constituting an Eligible Stockholder in which two or more funds that are part of the same Related Fund Group are counted as one stockholder for purposes of qualifying as an Eligible Stockholder, documentation reasonably satisfactory to the Corporation that demonstrates that the funds are part of the same Related Fund Group.

(f) Within the time period specified in this Section 3.5 for delivering the Notice of Proxy Access Nomination, a Stockholder Nominee must deliver to the Secretary (which shall be deemed to be part of the Notice of Proxy Access Nomination for purposes of this Section 3.5):

(i) the information, representations, and agreements and letter of resignation required with respect to persons whom a stockholder proposes to nominate for election or reelection as a Director by Sections 3.4(b) and 3.4(e) of these By-laws;

(ii) a written representation and agreement that such person:

(A) will act as a representative of all of the stockholders of the Corporation while serving as a Director;

(B) will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, as well as the applicable provisions of these By-laws; and

(C) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects (and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading).

(g) In addition to the information required pursuant to paragraphs (e) and (f) of this Section 3.5 or any other provision of these By-laws, the Corporation may require (i) any proposed Stockholder Nominee to furnish any other information (x) that may reasonably be required by the Corporation to determine whether the Stockholder Nominee would be independent, (y) that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Stockholder Nominee or (z) that may reasonably be required by the Corporation to determine the eligibility of such Stockholder Nominee to serve as a Director and (ii) the Eligible Stockholder to furnish any other information that may reasonably be required by the Corporation to verify the Eligible Stockholder’s continuous ownership of the Required Shares for the Minimum Holding Period.

(h) The Eligible Stockholder may, at its option, provide to the Secretary, at the time the Notice of Proxy Access Nomination is provided, a written statement, not to exceed five hundred words, in support of each Stockholder Nominee’s candidacy (a “Supporting Statement”). Only one

Supporting Statement may be submitted by an Eligible Stockholder (including any group of stockholders together constituting an Eligible Stockholder) in support of each Stockholder Nominee. Notwithstanding anything to the contrary contained in this Section 3.5, the Corporation may omit from its proxy materials any information or a Supporting Statement (or portion thereof) that it, in good faith, believes is untrue in any material respect (or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law or regulation and the Corporation may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.

(i) In the event that any information or communications provided by an Eligible Stockholder or a Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, either or both of the Eligible Stockholder and Stockholder Nominee shall promptly notify the Secretary of any error or omission in such previously provided information and of the information that is required to correct any such error or omission. In addition, any person providing any information to the Corporation pursuant to this Section 3.5 shall update and supplement such information, if necessary, so that all such information shall be true and correct as of the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and as of the date that is ten business days prior to the Annual Meeting, and such update and supplement shall be received by the Secretary at the principal office of the Corporation not later than the later of five business days after the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or the date notice of the record date is first publicly disclosed, in the case of the update and supplement required to be made as of the record date, and not later than eight business days prior to the date of the Annual Meeting, in the case of the update and supplement required to be made as of ten business days prior to the Annual Meeting. For the avoidance of doubt, the requirement to update and supplement such information does not permit any Eligible Stockholder or other person to change or add any proposed Stockholder Nominee or be deemed to cure any defects or limit the remedies (including, without limitation, under these By-laws) available to the Corporation relating to any defect.

(j) Notwithstanding anything to the contrary contained in this Section 3.5, the Corporation shall not be required to include a Stockholder Nominee in its proxy materials for any Annual Meeting, any such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation: (i) for any meeting of stockholders for which the Secretary receives notice (whether or not subsequently withdrawn) that the Eligible Stockholder or any other stockholder intends to nominate one or more persons for election to the Board of Directors pursuant to the advance notice requirements for director nominations set forth in Section 3.4 of these By-laws, (ii) if the Eligible Stockholder who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the Annual Meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (iii) who would not be an independent director under applicable requirements, (iv) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these By-laws, the Certificate of Incorporation, the rules and listing standards of the principal United States securities exchanges upon which the common stock of the Corporation is listed or traded, or any applicable state or federal law, rule or regulation, (v) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (vi) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years, (vii) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (viii) if such Stockholder Nominee or the applicable Eligible

Stockholder shall have provided any information to the Corporation or its stockholders in respect of the nomination that was untrue in any material respect or that omitted to state a material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading, or (ix) if such Stockholder Nominee or the applicable Eligible Stockholder otherwise contravenes any of the agreements or representations made by such Stockholder Nominee or Eligible Stockholder or fails to comply with its obligations pursuant to this Section 3.5.

(k) Notwithstanding anything to the contrary set forth herein, if (i) a Stockholder Nominee and/or the applicable Eligible Stockholder breaches any of its or their obligations, agreements or representations under this Section 3.5 or (ii) a Stockholder Nominee otherwise becomes ineligible for inclusion in the Corporation’s proxy materials pursuant to this Section 3.5 or dies, becomes disabled or otherwise becomes ineligible or unavailable for election at the Annual Meeting, in each case as determined by the Board of Directors, any duly authorized committee thereof or the chairman of the Annual Meeting, (x) the Corporation may omit or, to the extent feasible, remove the information concerning such Stockholder Nominee and the related Supporting Statement from its proxy materials and/or otherwise communicate to its stockholders that such Stockholder Nominee will not be eligible for election at the Annual Meeting, (y) the Corporation shall not be required to include in its proxy materials any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder and (z) the Board of Directors or the chairman of the Annual Meeting shall declare such nomination to be invalid and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation. In addition, if the Eligible Stockholder (or a qualified representative thereof meeting the requirements of Section 2.3(c) of these By-laws) does not appear at the Annual Meeting to present any nomination pursuant to this Section 3.5, such nomination shall be declared invalid and disregarded as provided in clause (z) above.

(l) Whenever the Eligible Stockholder consists of a group of stockholders (including funds in a Related Fund Group counting as a single stockholder), (i) each provision in this Section 3.5 that requires the Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each stockholder (including each individual fund) that is a member of such group to provide each of such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate their shareholdings in order to meet the three percent ownership requirement of the “Required Shares” definition) and (ii) a breach of any obligation, agreement or representation under this Section 3.5 by any member of such group shall be deemed a breach by the Eligible Stockholder. No person may be a member of more than one group of stockholders constituting an Eligible Stockholder with respect to any Annual Meeting.

(m) Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular Annual Meeting, but either: (i) withdraws from or becomes ineligible or unavailable for election at the Annual Meeting or (ii) does not receive at least twenty-five percent of the votes cast in favor of such Stockholder Nominee’s election, will be ineligible to be a Stockholder Nominee pursuant to this Section 3.5 for the next two Annual Meetings. For the avoidance of doubt, the immediately preceding sentence shall not prevent any stockholder from nominating any person to the Board of Directors pursuant to and in accordance with Section 3.4 of these By-laws.

(n) This Section 3.5 provides the exclusive method for a stockholder to include nominees for election to the Board of Directors in the Corporation’s proxy materials.

(o) Nothing in this Section 3.5 shall be deemed to affect any rights of holders of preferred stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.6 Vacancies and Additional Directors. Any Director may resign at any time by written notice to the Corporation. Any such resignation shall take effect at the date of receipt of such notice or at any later time specified in the notice, and, unless otherwise specified in the notice, the acceptance of such resignation is not necessary to make it effective. If any vacancy occurs in the Board caused by death, resignation, retirement, disqualification or removal from office of any Director, if a nominee for Director is not elected and the nominee was not an incumbent Director or if any new directorship is created by an increase in the authorized number of Directors, a majority of the Directors then in office may choose a successor or fill the newly created directorship and a Director so chosen shall hold office until such chosen Director’s successor is duly elected and qualified or until such person’s earlier death, resignation or removal. No decrease in the number of Directors constituting the entire Board shall have the effect of shortening the term of any incumbent Director.

Section 3.7 Regular Meeting. A regular meeting of the Board shall be held each year, without any required notice other than these By-laws, at the place of, and immediately following, the Annual Meeting; and other regular meetings of the Board shall be held each year, at such date or dates, time or times and place or places, if any, as the Board may provide in or outside of Delaware, without any required notice.

Section 3.8 Special Meeting of the Board. A special meeting of the Board may be called by the Chairman of the Board, the Lead Independent Director or the Chief Executive Officer. A special meeting of the Board shall be called by the Secretary at the request of a majority of the Directors. The Chairman of the Board, the Lead Independent Director or the Chief Executive Officer so calling, or the Directors so requesting, any such meeting shall fix the date, time and place, if any, in or outside of Delaware, as the place for holding such meeting and means of remote communication, if any.

Section 3.9 Notice of Special Meeting. Notice of special meetings of the Board shall be given to each Director at least twenty-four hours prior to the time of such meeting. Any Director may waive notice of any meeting. The attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the sole purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board need be specified in the notice or waiver of notice of such meeting, except that notice shall be given of any proposed amendment to these By-laws if it is to be adopted at any such special meeting or with respect to any other matter where notice is required by law.

Section 3.10 Quorum. A majority of the total number of Directors shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by law, the Certificate of Incorporation or these By-laws. If a quorum is not present at any meeting of the Board, a majority of the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A majority of committee members shall constitute a quorum for the transaction of business at any meeting of any committee of the Board and the act of a majority of the Directors who constitute a committee of the Board who are present at any meeting at which there is a quorum shall be the act of the committee. If a quorum is not present at any meeting of any committee of the Board, a majority of the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 3.11 Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board, or of any committee of the Board, may be taken without a meeting, if all the members of the Board or committee, as the case may be, consent in writing or by electronic transmission, and the writing or writings or evidence of the electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and may be in electronic form if the minutes are maintained in electronic form. Such consent shall have the same force and effect as a unanimous vote at a meeting.

Section 3.12 Telephone Meetings. Unless otherwise restricted by the Certificate of Incorporation, members of the Board or of any committee of the Board may participate in and hold a meeting of such Board or committee, as the case may be, by means of a conference telephone or other communications equipment by means of which persons participating in the meeting can hear each other and participation in a meeting pursuant to this Section 3.12 shall constitute presence in person at such meeting, except where a Director participates in the meeting for the sole purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 3.13 Presumption of Assent. A Director who is present at a meeting of the Board or at any committee of the Board at which action is taken shall be conclusively presumed to have assented to the action taken unless the dissent is entered in the minutes of the meeting or unless the Director files a written dissent to such action with the person acting as the Secretary of the meeting before the adjournment thereof or gives written notice of such dissent to the Secretary within three days after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

Section 3.14 Compensation. Directors shall not be entitled to any stated salary for their services unless the Board or a committee of the Board determines otherwise. No provision of these By-laws shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation for serving in such other capacity.

ARTICLE IV

Committees of Directors

Section 4.1 Designation. Powers and Name. The Board may designate one or more committees, each such committee to consist of one or more of the Directors, which shall have and may exercise such of the powers of the Board in the management of the business and affairs of the Corporation as may be provided in the resolution of the Board designating such committee or committee charter, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no committee shall have the power or authority to (a) approve or adopt or recommend to the Stockholders, any action or matter (other than the election or removal of Directors) expressly required by law to be submitted to Stockholders for approval or (b) adopt, amend or repeal any by-law of the Corporation. The Corporation elects to be governed by Section 141(c)(2) of the DGCL. Such committee or committees shall have such name or names as may be determined from time to time by the Board. The Board may also designate a member of any such committee to be the chairman thereof, and such chairman shall preside at the meetings of such committee and shall perform such other duties as may be designated by the Board.

Section 4.2 Minutes. Each committee of Directors shall keep regular minutes of its proceedings and report the same to the Board when required.

Section 4.3 Compensation. Members of any special or standing committees may be allowed compensation for attending committee meetings, if the Board or a committee of the Board shall so determine.

ARTICLE V

Notice

Section 5.1 Methods of Giving Notice. Receipt and Delivery. Whenever by law, the Certificate of Incorporation or these By-laws notice is required to be given to any Director, member of any committee or Stockholder, and no provision is made as to how such notice shall be given, personal notice is not required and any such notice may be given (a) in writing, by mail, postage prepaid, addressed, in the case of a Director or committee member, to such person at such person’s address as it appears on the books of the Corporation and, in the case of a Stockholder, to the Stockholder at the Stockholder’s address as it appears on the records of the Corporation (unless such Stockholder shall have filed with the Secretary at the Corporation’s principal office a written request that notices be mailed to some other address, in which case it shall be directed to the Stockholder at such other address) or (b) by any other method permitted by law (including but not limited to overnight courier service or by electronic transmission). Without limiting the manner by which notice may otherwise be given to Stockholders, any notice to Stockholders may be given by electronic transmission in the manner provided by Sections 222 and 232 of the DGCL. If mailed, notice to a Director committee member or Stockholder shall be deemed to be given when deposited in the United States mail, with postage prepaid, addressed as set forth above. If sent by overnight courier service or by electronic transmission, notice to a Director, committee member or Stockholder shall be deemed to be given on the day it is delivered to the overnight courier service or directed, transmitted or sent, as the case may be. An affidavit of the Secretary or an Assistant Secretary, a proxy solicitor hired by the Corporation or the transfer agent of the Corporation that a notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated in the affidavit. Whenever by law, the Certificate of Incorporation or these By-laws notice is required to be given to or received by the Corporation or the Secretary, personal notice is not required and any such notice may be given (a) in writing, by mail, postage prepaid, addressed to the Corporation or the Secretary at the Corporation’s principal office, (b) by overnight courier service addressed to the Corporation or the Secretary at the Corporation’s principal office or (c) by electronic transmission, but only if actual receipt of such electronic transmission by the Corporation or the Secretary is acknowledged by an officer of the Corporation in writing or by return electronic transmission. If mailed, notice to the Corporation shall be deemed to be received two business days after such notice is deposited in the United States mail, with postage prepaid, addressed to the Corporation at its principal place of business. If sent by overnight courier service or by electronic transmission, notice to the Corporation shall be deemed to be given on the day the notice is actually delivered to the Corporation by the courier service or on the date of acknowledgement of receipt of the electronic transmission as set forth in the forgoing sentence.

Section 5.2 Written Waiver. Whenever any notice is required to be given by law, the Certificate of Incorporation or these By-laws, a waiver in writing, signed by the person or persons entitled to notice, whether before or after the time stated in the notice, shall be deemed equivalent to notice. Attendance of a Stockholder, Director, or committee member at a meeting shall constitute a waiver of notice of such meeting, except where such person attends for the sole purpose of objecting, at the beginning of such meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE VI

Officers

Section 6.1 Officers. The officers of the Corporation shall be a Chief Executive Officer, a President, a Secretary and a Treasurer. The Board may also appoint one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President). The Board may appoint such other officers and agents, including Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers, as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board. Any two or more offices, other than the offices of the President and Secretary, may be held by the same person. No officer shall execute, acknowledge, verify or countersign any instrument on behalf of the Corporation in more than one capacity, if such instrument is required by law, these By-laws or any act of the Corporation to be executed, acknowledged, verified or countersigned by two or more officers. None of the officers need be a Director, and none of the officers need be a Stockholder or a resident of Delaware.

Section 6.2 Election and Term of Office. The officers of the Corporation shall be elected annually by the Board at its regular meeting held after the Annual Meeting or as soon thereafter as conveniently possible. Each officer shall hold office until such officer’s successor is duly elected and qualified or until such person’s earlier death, resignation or removal.

Section 6.3 Removal and Resignation. Any officer or agent elected or appointed by the Board may be removed by the Board, either with or without cause, whenever, in its judgment, it is in the best interests of the Corporation, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed. Except as provided in Article XI of these By-laws, election or appointment as an officer or agent shall not create any contract rights. Any officer or agent may resign at any time by giving written notice to the Corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified in the notice, and, unless otherwise specified in the notice, the acceptance of such resignation shall not be necessary to make it effective.

Section 6.4 Vacancies. Any vacancy occurring in any office of the Corporation may be filled by the Board or any officer upon whom such power may be conferred by the Board.

Section 6.5 Compensation. The salaries and other compensation of all officers and agents of the Corporation shall be fixed by the Board or a committee of the Board and no officer shall be prevented from receiving such salary and other compensation by reason of also being a Director.

Section 6.6 Chief Executive Officer. Subject to the duties and responsibilities of the Board, the Chief Executive Officer shall be responsible for and control the business and affairs of the Corporation. The Chief Executive Officer shall have the power to appoint and remove subordinate officers, agents and employees, except those elected or appointed by the Board. The Chief Executive Officer shall keep the Board fully informed and shall consult with the Board concerning the business of the Corporation. The Chief Executive Officer may sign any deeds, bonds, mortgages, contracts, checks, notes, drafts or other instruments which the Board has authorized to be executed, except in cases where the signing and execution has been expressly delegated by these By-laws or by the Board to some other officer or agent of the Corporation, or shall be required by law to be otherwise executed. The Chief Executive Officer shall perform all other duties as usually appertain to the Chief Executive Officer and such other duties as from time to time may be assigned by the Board.

Section 6.7 President. The President shall perform such duties as from time to time may be assigned by the Board or the Chief Executive Officer. The President may sign with the Secretary, or any other officer authorized by the Board, certificates for shares of the Corporation and any deeds, bonds, mortgages, contracts, checks, notes, drafts or other instruments which the Board has authorized to be executed, except in cases where the signing and execution has been expressly delegated by these By-laws or by the Board to some other officer or agent of the Corporation or shall be required by law to be otherwise executed. The President may be designated by the Board as the Chief Executive Officer of the Corporation and in the event the President is so designated, the President shall have the duties and powers of the Chief Executive Officer of the Corporation. In the absence of the Chief Executive Officer or in the event of the Chief Executive Officer’s inability or refusal to act, the President shall perform the duties and exercise the powers of the Chief Executive Officer.

Section 6.8 Secretary. The Secretary shall (a) keep the minutes of the meetings of the Stockholders, the Board and such committees of the Board as the Board shall designate, (b) see that all notices are duly given in accordance with the provisions of these By-laws or as required by law, (c) keep or cause to be kept a register of the address of each Stockholder which shall be furnished by such Stockholder, (d) sign certificates for shares of the Corporation, the issue of which shall have been authorized by the Board, (e) have general charge of the stock transfer books of the Corporation and (f) in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned by the Chief Executive Officer or the Board.

Section 6.9 Treasurer. The Treasurer shall (a) have charge and custody of and be responsible for all funds and securities of the Corporation, (b) receive and give receipts for money due and payable to the Corporation from any source whatsoever and deposit all such money in the name of the Corporation in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of Section 7.4 of these By-laws, (c) prepare, or cause to be prepared, such reports as shall be requested by the Board or the Chief Executive Officer and (d) in general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned by the Board or the Chief Executive Officer. If required by the Board, the Treasurer shall give a bond for the faithful discharge of the Treasurer’s duties in such sum and with such surety or sureties as the Board shall determine.

Section 6.10 Vice Presidents. Vice Presidents appointed by the Board shall perform such duties as from time to time may be assigned to them by the Board, the Chief Executive Officer or, to the extent authorized by the Board or the Chief Executive Officer, the President. If directed by the Board or the Chief Executive Officer, any Vice President may sign with the Secretary or any other officer authorized by the Board, certificates for shares of the Corporation and any deeds, bonds, mortgages, contracts, checks, notes, drafts or other instruments which the Board has authorized to be executed, except in cases where the signing and execution thereof has been expressly delegated by these By-laws or by the Board to some other officer or agent, or shall be required by law to be otherwise executed.

Section 6.11 Assistant Secretaries or Treasurers. Any Assistant Secretaries and Assistant Treasurers shall, in general, perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the Board or the Chief Executive Officer. Assistant Secretaries and Assistant Treasurers shall, in the absence of the Secretary or Treasurer, respectively, perform all functions and duties which such absent officers may delegate, but such delegation shall not relieve the absent officer from the responsibilities and liabilities of such person’s office. Assistant Secretaries may sign certificates for shares of the Corporation, the issue of which shall have been authorized by the Board. Assistant Treasurers shall if required by the Board, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board shall determine.

ARTICLE VII

Contracts. Loans. Checks and Deposits

Section 7.1 Contracts. Subject to the provisions of Section 6.1 of these By-laws, the Board may authorize any officer or officers or agent or agents to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 7.2 Loans. No loans shall be contracted on behalf of the Corporation and no evidence of indebtedness shall be issued in its name unless authorized by the Board. Such authority may be general or confined to specific instances.

Section 7.3 Checks, etc. All checks, demands, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers or such agent or agents of the Corporation, and in such manner, as shall be determined by the Board.

Section 7.4 Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board may select.

ARTICLE VIII

Certificates of Stock

Section 8.1 Issuance. Each Stockholder shall be entitled to a certificate or certificates showing the number of shares registered in the Stockholder’s name on the books of the Corporation, provided that the Board may provide that some or all of any or all classes or series of stock shall be uncertificated shares. Any such action by the Board shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. The certificates of stock of the Corporation shall be in such form as may be determined by the Board, shall be issued in numerical order and shall be entered in the books of the Corporation as they are issued. The certificates of stock of the Corporation shall exhibit the holder’s name and number of shares and shall be signed as required by applicable law. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature or signatures shall have been placed upon any such certificate or certificates shall have ceased to be such officer, transfer agent or registrar before such certificate is issued by the Corporation, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. All certificates surrendered to the Corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except that in the case of a lost, stolen, destroyed or mutilated certificate a new certificate may be issued as provided in Section 8.2 of these By-laws.

Section 8.2 Lost or Destroyed Certificates. The Board may direct a new certificate or certificates or uncertificated shares be issued in place of any certificate or certificates issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates or uncertificated shares, the Secretary may, in the Secretary’s discretion, as a condition precedent to the issuance of a new certificate or uncertificated shares, require the owner of such lost, stolen or destroyed certificates, or the owner’s legal representative, to give the Corporation a bond in such sum as it may direct or indemnify against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 8.3 Transfers. The shares of the Corporation shall be transferable only on the books of the Corporation by the holders in person or by their duly authorized legal representatives, in the case of certificated shares, upon surrender and cancellation of certificates for a like number of shares. Upon surrender to the Corporation or a transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate or evidence of the issuance of uncertificated shares to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, the issuance of new equivalent uncertificated shares or certificated shares shall be made to the Stockholder entitled thereto and the transaction shall be recorded upon the books of the Corporation. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented or transfer instructions are given with respect to uncertificated shares, both the transferor and transferee request the Corporation to do so.

Section 8.4 Registered Stockholders. The Corporation shall be entitled to treat the holder of record of any share or shares as the holder in fact and, accordingly, shall not be bound to recognize any other claim to or interest in such share or shares on the part of any other person, whether or not it has notice of such claim or interest, except as otherwise expressly provided by law.

Section 8.5 Regulations. The Board shall have the power and authority to make any other rules and regulations as it may deem appropriate concerning the issue, transfer and registration or the replacement of certificates for shares of the Corporation.

Section 8.6 Legends. The Board shall have the power and authority to provide that certificates representing shares of the Corporation bear such legends as the Board deems appropriate to assure that the Corporation does not become liable for violations of federal or state securities laws or other applicable law.

ARTICLE IX

Miscellaneous

Section 9.1 Fiscal Year. The fiscal year of the Corporation shall be determined from time to time by the Board and in the absence of such determination shall be the calendar year.

Section 9.2 Books. Unless otherwise required by law, the books of the Corporation may be kept outside of Delaware at the Corporation’s principal office, or at such other place or places as may be designated from time to time by the Board.

Section 9.3 Securities of Other Entities. With the prior approval of the Board, which approval may be general or confined to specific instances, the Chairman of the Board, the Chief Executive Officer, the President or any Vice President shall have the power and authority to transfer, endorse for transfer, vote, consent or take any other action with respect to any securities of another entity which may be held or owned by the Corporation and to make, execute, and deliver any waiver, proxy or consent with respect to any such securities.

Section 9.4 Invalid Provisions. If any part of these By-laws is held to be invalid or inoperative for any reason, the remaining parts, so far as possible, shall remain valid and operative.

Section 9.5 Mortgages, etc. With respect to any deed, deed of trust, mortgage or other instrument executed by the Corporation through its duly authorized officer or officers, the attestation to such execution by the Secretary shall not be necessary to constitute such deed, deed of trust, mortgage or other instrument a valid and binding obligation against the Corporation unless the resolutions, if any, of the Board authorizing such execution expressly state that such attestation is necessary.

Section 9.6 Headings. The headings used in these By-laws have been inserted for administrative convenience only and are not to be used to interpret the terms of such By-laws.

Section 9.7 References. Whenever the singular number is used in these By-laws, the same shall include the plural if appropriate, and words of any gender should include the other gender where appropriate.

Section 9.8 Corporate Seal. The Board may provide a suitable seal containing the name of the Corporation. The Secretary shall have charge of the seal (if any). If and when so directed by the Board or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by any Assistant Secretary or Assistant Treasurer.

Section 9.9 Facsimile Signatures. In addition to the provisions for the use of facsimile signatures elsewhere specifically authorized in these By-laws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board.

Section 9.10 Reliance upon Books. Reports and Records. Each Director and each member of any committee designated by the Board shall be fully protected in relying in good faith upon the books of account or reports made to the Corporation by any of its officers or employees or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation (including, but not limited to, an independent certified public accountant or an appraiser), or in relying in good faith upon other records of the Corporation.

ARTICLE X

Amendment

These By-laws may be altered, amended or repealed by the Board at any regular meeting of the Board without prior notice, or at any special meeting of the Board if notice of such alteration, amendment or repeal is contained in the notice of such special meeting. The Stockholders shall also have power to adopt, amend or repeal these By-laws.

ARTICLE XI

Indemnification and Advancement

Section 11.1 Right to Indemnification and Advancement. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, whether brought or threatened by or in the right of the Corporation or by any other person, governmental authority or instrumentality (a “proceeding”), by reason of the fact that such person, or another person of whom such first person is the legal representative, (a) is or was a Director, officer or employee of the Corporation or (b) while a Director, officer or employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or any other entity or enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a Director, officer or employee of the Corporation or in any other capacity while serving as a director, officer, trustee, employee or agent at the request of the Corporation, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by law against all expenses, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 (“ERISA”) excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a Director, officer, trustee, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. The right to indemnification conferred by this Article XI shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a Director or officer in such person’s capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such person while a Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may elect to indemnify and advance expenses of any person who serves as an agent of the Corporation to the same extent the Corporation provides such rights to its Directors and officers.

Section 11.2 Right of Claimant to Bring Suit. If a claim under Section 11.1 of these By-laws is not paid in full by the Corporation within sixty calendar days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting the claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered by the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving the defense shall be on the Corporation. Neither the failure of the Corporation (including the Board, independent legal counsel or its Stockholders) to have made a determination prior to the circumstances that the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including the Board, independent legal counsel or its Stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard.

Section 11.3 Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article XI shall not be exclusive of any other right which any person seeking indemnification or payment of expenses may have or hereafter acquire under any law, provision of the Certificate of Incorporation, these By-laws or any amendment of these By-laws, agreement, vote of Stockholders or disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a Director, officer, trustee, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. Neither the amendment or repeal of this Article XI or any part of it nor the adoption of any provision of the Certificate of Incorporation or these By-laws or of any law inconsistent with this Article XI or any of the Sections hereof shall eliminate or reduce the effect of this Article XI or any of the Sections hereof in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

Section 11.4 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and some or all of the persons entitled to indemnification or advancement of expenses by the Corporation under this Article XI or otherwise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 11.5 Severability. If any provision under this Article XI shall be held to be invalid, illegal or unenforceable for any reason whatsoever (i) the validity, legality and enforceability of the remaining provisions of this Article XI (including, without limitation, each portion of any Section of this Article XI containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Article XI (including, without limitation, each portion of any Section of this Article XI containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision or provisions held to be invalid, illegal or unenforceable and the Corporation shall nevertheless advance expenses, indemnify and hold harmless each person who was serving each person who is entitled to advancement of expenses or indemnification by the Corporation under this Article XI or otherwise against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) to the full extent permitted by any applicable provision of this Article XI that shall not have been held to be invalid, illegal or unenforceable and to the fullest extent authorized by the DGCL.

Section 11.6 Definitions. For purposes of this Article XI, references to the “Corporation” shall include, in addition to the Corporation, any constituent corporation, limited liability company or any other entity (including any constituent of a constituent) absorbed in a consolidation or merger prior to (or, in the case of an entity specifically designated in a resolution of the Board, after) the adoption of these By-laws and which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, trustees and employees or agents, so that any person who is or was a director, officer, trustee, employee or agent of such constituent corporation, limited liability company or other entity, or is or was serving at the request of such constituent corporation, limited liability company or other entity as a director, officer, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or any other entity or enterprise, shall stand in the same position under the provisions of this Article XI with respect to the resulting or surviving entity as such person would have with respect to such constituent entity if its separate existence had continued.

ARTICLE XII

Forum Exclusivity

Section 12.1 Forum for Certain Actions. (a) Forum. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these By-laws (in each case, as may be amended from time to time) or (iv) any action asserting a claim against the Corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants.

(b) Personal Jurisdiction. If any action the subject matter of which is within the scope of subparagraph (a) of this Section 12.1 is filed in a court other than a court located within the State of Delaware (a ‘Foreign Action’) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce subparagraph (a) of this Section 12.1 (an ‘Enforcement Action’) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(c) Enforceability. If any provision of this Section 12.1 shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 12.1, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

(d) Term; Termination. The provisions of this Article XII shall be effective from and after the date of adoption by the Board until the first anniversary of such adoption, at which time this Article XII shall terminate and be of no further force or effect.